Exhibit 10.26

[Diamondback Letterhead]

[DATE]

[NAME]

[ADDRESS]

[ADDRESS]

Re:	Key Employee Retention Agreement

Dear                     :

This Key Employee Retention Agreement (“Agreement”) relates to your position as [TITLE] of Diamondback Energy Services, Inc., a Delaware corporation (the “Company”). Because the Company wishes to assure the present and future continuity of management in the event of any Change in Control (as defined below), as well as objectivity of management in the event of a proposed Change in Control, you and the Company are hereby entering into the following agreements:

1. Severance Payment and Employee Benefits. If a Change in Control (as defined below) shall occur after the date of this Agreement, and you are then still an employee of the Company, and at any time within twelve months after the Change in Control your employment is terminated by the Company without Cause (as defined below) or by you because of Good Reason (as defined below):

1.1 Severance Payment.

(a) The Company will pay to you within 15 days after the date of termination of your employment (the “Termination Date”) a lump-sum severance payment (the “Severance Payment”) equal to 100% of the sum of your Annual Base Pay (as defined below) plus your Annual Incentive Pay (as defined below); provided, however, that the Severance Payment will be reduced by the aggregate amount of severance payments received by you under any other severance policy, plan, program, or arrangement of the Company.

(b) Notwithstanding anything to the contrary in this Section 1.1, in the event any Severance Payment or other benefits under this agreement are determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, to the extent such amounts are in excess of the limits applicable to the separation pay plan exception under Treas. Reg. §1.409A-1(b)(9)(iii) and you are a specified employee as defined in Section 409A(2)(B)(i) of the Code, such amounts will not be paid before the date which is six months after your Termination Date. Although it is contemplated that the Severance Payment or other benefits resulting from an involuntary termination of employment without Cause will be short-term deferrals or otherwise will be a separation pay plan due to involuntary separation from service that will not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, it is not clear that such treatment will be available in all instances, including, for example, a termination by you because of Good Reason. The determination of whether and what amount of the Severance Payment or other benefits constitute deferred compensation and whether you are a specified employee within the meaning of Section 409A(2)(B)(i) of the Code shall be determined by the by the board of directors of the Company or its delegate and any such determination shall be final and binding on the Company and you, unless such decisions are determined to be arbitrary and capricious by a court having jurisdiction. The Company makes no representation and the Company shall have no liability to you or any other person if any Severance Payment or other benefits provided pursuant to the terms of this Agreement are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the payment terms of such Severance Payment or other benefits do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code and this Section 1.1(b).

1.2 Employee Benefits. The Company shall provide or arrange to provide to you continuation of your Employee Benefits (as defined below) for one year following the Termination Date; provided, however, that such Employee Benefits will be reduced to the extent comparable benefits are actually received by you (i) from another employer during such one-year period (and any such benefits actually received by you shall be reported promptly by you to the Company) or (ii) under any other policy, plan, program, or arrangement of the Company.

Any or all of such Employee Benefits may be provided to you, in the discretion of the Company, pursuant to policies or plans of the Company that exist as of the Termination Date and/or pursuant to policies, plans, or arrangements that are implemented or adopted by the Company on or after the Termination Date, including those that are implemented or adopted by the Company for your benefit only or for the benefit of you and selected other employees or former employees of the Company. The Company, in its discretion, may also fulfill its obligation to provide continuation of any or all of your Employee Benefits in accordance with the foregoing by paying to you in cash from time to time the minimum amount necessary to enable you to purchase a comparable Employee Benefit from another benefit provider; provided, however, that this cash alternative shall not be utilized by the Company if and to the extent comparable Employee Benefits are available to you under the terms of the existing policies or plans of the Company.

1.3 Certain Payment Reductions.

(a) For purposes of this Section 1.3, (i) a Payment shall mean any payment or distribution in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise; (ii) Agreement Payment shall mean a Payment paid or payable pursuant to this Agreement (determined without regard to this Section 1.3); (iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), determined by applying the highest marginal rate under Section 1 of the Code which applied to your taxable income for the immediately preceding taxable year; (iv) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) “Reduced Amount” shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments (determined without regard to this Section 1.3)) and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were equal to the sum of all Payments (determined without regard to this Section 1.3) or any other amount less than the sum of all payments (determined without regard to this Section 1.3).

(b) Anything in this Agreement to the contrary notwithstanding, in the event accountants selected by the Company (the “Accounting Firm”) shall determine that receipt of all Payments would subject you to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess.

(c) If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Company shall promptly give you notice to that effect and a copy of the detailed calculation thereof, and you may then elect, in your sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and you shall advise the Company in writing of your election within ten days of your receipt of notice. If no such election is made by you within such ten-day period, the Company may elect which of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments or Payments, as the case may be, equals the Reduced Amount) and shall notify you promptly of such election. All determinations made by the Accounting Firm under this Section 1.3 shall be binding upon the Company and you and shall be made within 60 days after a termination of your employment. As promptly as practicable following such determination, the Company shall pay to or distribute for your benefit such Payments as are then due to you under this Agreement and shall promptly pay to or distribute for your benefit in the future such Payments as become due to you under this Agreement.

(d) It is the intention of the Company and you to reduce the amounts payable or distributable to you hereunder only if the aggregate Net After Tax Receipts to you would thereby be equal to the amounts payable or distributable to you hereunder without reduction or increased. However, as a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for your benefit pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for your benefit pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. The Company shall have no obligation to make an Overpayment to you or for your benefit. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or you that the Accounting Firm believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be repaid by you promptly to the Company; provided, however, that no such Overpayment shall be repaid by you to the Company if and to the extent such Overpayment and repayment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for under Section 7872(f)(2) of the Code.

(e) The Company will bear the fees and expenses of the Accounting Firm in making the determinations required by this Section 1.3.

2. Accelerated Vesting of Stock Options and Restricted Stock. If a Change in Control shall occur after the date of this Agreement and you are then still an employee of the Company:

2.1 Acceleration. If, within 12 months after the Change in Control, your employment with the Company is terminated by the Company without Cause or by you because of Good Reason, all of your unvested Restricted Stock will vest and each Option held by you as of the Termination Date will be fully accelerated as of the Termination Date so that you will have the right to exercise each such Option in full at any time during its remaining term.

3. No Mitigation. You shall not be obligated to seek employment or otherwise mitigate the Severance Payment to you under this Agreement, nor shall the Severance Payment be reduced by any compensation earned by you as a result of your employment by another employer after the Termination Date.

4. Employment Rights. Nothing in this Agreement, expressed or implied, shall obligate the Company or you to continue your employment with the Company or limit the right of you or the Company to terminate your employment at any time before or after a Change in Control. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you because of Good Reason after commencement by the Company of substantive discussions with any third party which result in a Change in Control in which such third party has a significant involvement within one year after commencement of such discussions, your right to receive payments and benefits under this Agreement will be determined as if your employment had terminated immediately following the Change in Control. Nothing in this Agreement, expressed or implied, shall obligate the Company to make a loan to you or to arrange for the extension of credit to you.

5. Definitions. For purposes of this Agreement, the terms set forth below are defined as follows:

5.1 “Annual Base Pay” means an amount equal to the greatest of (i) your annual fixed or base compensation as in effect immediately prior to a Change in Control, (ii) your annual fixed or base compensation as in effect immediately prior to commencement by the Company of substantive discussions with any third party that results in a Change in Control in which such third party has a significant involvement within one year after commencement of such discussions, and (iii) your annual fixed or base compensation as in effect immediately prior to the Termination Date.

5.2 “Annual Incentive Pay” means an amount equal to the highest annual average of the aggregate bonuses or incentive payments of cash compensation in addition to fixed or base compensation paid to you for your services in any two of the last three full fiscal years of the Company immediately preceding the fiscal year of the Company in which the Change in Control occurs (or such lesser number of full fiscal years during which you were employed by the Company if less than three) or, if higher, the highest annual average of the aggregate annual bonuses or incentive payments of cash compensation paid to you for services in any two of the last three full fiscal years of the Company immediately preceding the fiscal year of the Company in which the

Termination Date occurs (or such lesser number of full fiscal years during which you were employed by the Company if less than three).

5.3 “Cause” for termination of your employment by the Company will exist if (i) you become permanently disabled and are unable to perform your duties as an employee of the Company or (ii) you commit any of the following acts and any of such acts shall be determined by the board of directors of the Company to have been materially harmful to the Company at a meeting of the board of directors called and held for such purpose (after reasonable notice to you and an opportunity for you and your representative to make a presentation to the board of directors): an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company; intentional wrongful damage to property of the Company; intentional wrongful disclosure of trade secrets or confidential information of the Company; or intentional wrongful engagement in any Competitive Activity (as defined below) while you are employed by the Company.

5.4 “Change in Control” shall mean:

(a) The direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(b) The Incumbent Directors cease for any reason to constitute at least a majority of the board of directors;

(c) The adoption of a plan relating to the liquidation or dissolution of the Company; or

(d) The consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) other than Permitted Holders, becomes the beneficial owner of more than 50% of the voting power of the Company.

The foregoing notwithstanding, a transaction shall not constitute a Change in Control if (i) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (ii) it constitutes an initial public offering or a secondary public offering that results in any security of the Company being listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a national market security on an interdealer quotation system; (iii) it constitutes a change in beneficial ownership that results from a change in ownership in a Permitted Holder; or (iv) solely because 50% or more of the total voting power of the Company’s then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit Plans of the Company or any Affiliate, or (B) any company which, immediately prior to such transaction, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

5.5 “Competitive Activity” means your participation, without the consent of the board of directors of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s consolidated net sales of such products or services amounted to 10% of the Company’s consolidated net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (i) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any enterprise or business operation thereof other than in connection with competitive operation of such enterprise.

5.6 “Employee Benefits” means group medical or health benefits provided to you by the Company immediately prior to a Change in Control, or, if greater, group medical or health benefits provided to you by the Company immediately prior to commencement by the Company of substantive discussions with any third party which result in a Change in Control in which such third party has a significant involvement within one year after commencement of such discussions, or, if greater, group medical or health benefits provided to you by the Company immediately prior to the Termination Date, in each case under any and all group medical or health policies, plans, programs or arrangements in which you are a participant at the applicable time.

5.7 “Good Reason” will be deemed to have occurred if any of the following changes with respect to your employment with the Company shall occur during the twelve months period immediately following a Change in Control, and if you provide written notice to the Company within 30 days of the first occurrence of such change and such change is not remedied within 30 days after written notice thereof from you to the Company: (i) a significant adverse change in the nature or scope of the powers, functions, titles, responsibilities or duties in respect of the Company which you had immediately prior to the Change in Control; (ii) a reduction of your annual fixed or base compensation below the sum of your annual fixed or base compensation as in effect immediately prior to the Change in Control; (iii) a reduction of your aggregate bonus or incentive payment opportunities below the amount equal to the highest annual average of the aggregate bonuses or incentive payments of cash compensation in addition to fixed or base compensation paid to you for your services in any two of the last three full fiscal years of the Company immediately preceding the fiscal year of the Company in which the Change in Control occurred (or such lesser number of full fiscal years during which you were employed by the Company if less than three), provided that nothing herein shall be construed as a commitment or a guarantee that payment of any cash bonuses or incentive payments will actually be made and no Demotion will occur if actual performance does not result in attainment of the goals required to receive the specified bonus or incentive payment opportunities; (iv) a reduction of the Employee Benefits which you were receiving immediately prior to the Change in Control below the comparable employee benefits provided by the Company to its other executive officers from time to time; or (iv) relocation of the principal executive offices of the Company to, or any requirement of you to have as your principal location of work at, any place which is more than 50 miles from the location thereof immediately prior to the Change in Control.

The parties acknowledge that, in the event of a Change in Control, it may be mutually advantageous for you and your employer to discuss and implement changes in your employment on a trial basis even though such employment changes may constitute “Good Reason” under the terms of this Agreement. Accordingly, any change with respect to your employment to which you do not object in writing will not constitute Good Reason; provided, however, that your acceptance on a trial basis of a change which would otherwise constitute Good Reason will not constitute a waiver of your right to object in writing to such change within 30 days and to treat such change as Good Reason if it is not remedied within 30 days after written notice to the Company of your unwillingness to continue to accept such change.

5.8 “Incumbent Directors” means individuals who, on the date of this Agreement, constitute the members of the Company’s board of directors (the “Board”), provided that any individual becoming a member of the Board subsequent to the date of this Agreement whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

5.9 “Option” means each option to purchase shares of stock of the Company which is granted to you by the Company prior to a Change in Control and each option to purchase shares of stock of the Company’s successor (by purchase of assets, merger, consolidation, reorganization or otherwise) which is granted to you by such successor in connection with or after a Change in Control in exchange or substitution for an option granted to you by the Company prior to the Change in Control.

5.10 “Permitted Holders” means Wexford Capital LLC, a Delaware limited liability company, and any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Wexford Capital LLC. For this purpose “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through ownership of voting securities, by contract or otherwise.

5.11 “Restricted Stock” means shares of stock of the Company which is awarded to you by the Company prior to a Change in Control and each share of stock of the Company’s successor (by purchase of assets, merger, consolidation, reorganization or otherwise) which is awarded to you by such successor in connection with or after a Change in Control in exchange or substitution for an option granted to you by the Company prior to the Change in Control, which shares are subject to a substantial risk of forfeiture and restrictions on transferability during a specified vesting period.

6. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

7. Notice. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to you at your principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that any notice of change of address shall be effective only upon receipt.

8. Successors. This Agreement shall inure to the benefit of and be binding upon the Company, its affiliates, and successors. In the event of a Change in Control, any parent company, which directly or indirectly controls a majority of the outstanding Voting Stock of the Company, or a successor to the Company (by way of merger, consolidation, reorganization, sale of assets or otherwise) shall, in the case of a successor, by an agreement in form and substance reasonably satisfactory to you, expressly assume and agree to perform this Agreement and, in the case of a parent company, by an agreement in form and substance reasonably satisfactory to you, guarantee and agree to cause the performance of this Agreement, in each case, in the same manner and to the same extent as the Company would be required to perform if no Change in Control had taken place.

9. Severability; Entire Agreement; Amendments. This Agreement sets forth the entire understanding among us as to the subject matter hereof. The terms of any prior plans, policies or agreements relating to the subject matter hereof are hereby superseded and replaced by this Agreement. There are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this Agreement may be amended, waived, released, discharged or modified in any respect, except in writing, signed by the appropriate party(s). No waiver of any breach or default shall constitute a waiver of any other breach or default whether of the same or any other covenant or condition. A delay or failure to assert rights or a breach of this Agreement shall not be deemed to be a waiver of such rights either with respect to that breach or any subsequent breach. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma, without giving effect to the principles of conflict of laws of such State.

11. Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

12. Board Approval. The Company hereby represents that the execution, delivery, and performance of this Agreement has been duly authorized by its board of directors.

13. Dispute Resolution. Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or your employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in Oklahoma City in accordance with the laws of the State of Oklahoma and the Executive Employment Dispute Resolution Rules (“Rules”) of the American Arbitration Association (but shall not be required to be conducted under the auspices of the American Arbitration Association). You waive any right to a jury trial. This provision will not apply to disputes where injunctive relief would be appropriate such as in connection with claims involving Competitive Activity, unfair competition, intellectual property, trade secrets or confidential information.

13.1 The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon arbitrator selected in accordance with the Rules or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules;

13.2 The arbitration shall be conducted confidentially in accordance with the Rules;

13.3 The arbitration fees shall be paid by the Company;

13.4 Each party shall have the right to conduct discovery including (3) three depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator;

13.5 The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party;

13.6 The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties; and

13.7 The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with Oklahoma law.

14. Late Payment Interest. Any payment which is not made to you when due under this Agreement shall bear interest at the rate of 10% per annum from the due date to the payment date.

Very truly yours,

DIAMONDBACK ENERGY SERVICES, INC., a Delaware corporation

By:
Arty Straehla, Chief Executive Officer

AGREED:

Date:
[NAME]